Exhibit 3.11

SUMMIT HOTEL PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

Summit Hotel Properties, Inc., Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified and designated all 5,000,000 authorized but unissued shares of the Corporation’s 6.45% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series D Preferred Stock”), as shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter. After giving effect to the foregoing reclassification, no shares of Series D Preferred Stock will be authorized, issued or outstanding.

SECOND: The shares of Series D Preferred Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The total number of authorized shares of stock of the Corporation will not change as a result of these Articles Supplementary.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned officer and attested to by its Secretary on this 27th day of February, 2023.

ATTEST: SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Christopher R. Eng	By:	/s/ William H. Conkling
Name:	Christopher R. Eng	Name:	William H. Conkling
Title:	Secretary	Title:	Executive Vice President and
Chief Financial Officer